THERMOGENESIS REPORTS SECOND QUARTER FISCAL 2013 RESULTS

NET LOSS REDUCED BY 56 PERCENT YEAR-OVER-YEAR

POSITIVE CLINICAL STUDY RESULTS PUBLISHED

RANCHO CORDOVA, CA, February, 12, 2013—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of enabling technologies for the processing and storage of cell therapies, today reported results for the second quarter and first six months of fiscal 2013.

For the quarter ended December 31, 2012, revenues of $4.8 million were comparable to revenues in the second quarter a year ago and up substantially from revenues of $4.1 million in the prior quarter. Revenues for the second quarter of 2013 versus the same period a year ago reflect increased sales of the Company’s BioArchive® System devices, offset by declines in BioArchive disposable revenues, as well as CryoSeal product sales—which the Company divested in the first quarter of fiscal 2013.

ThermoGenesis reported a net loss of $563,000, or $0.03 per share, in the second quarter of 2013, compared with a net loss of $1.3 million, or $0.08 per share, in the same period a year ago.

The Company ended the quarter with $7.5 million in cash compared with $8.8 million at the end of the first quarter of 2013 and $7.9 million at the end of fiscal 2012. The Company’s backlog at the end of the second quarter was approximately $714,000.

“The second quarter demonstrated the value of our initiatives to improve gross margins and reduce operating expenses as we reduced our net loss by more than 50 percent versus the second quarter a year ago. On a sequential basis, revenues increased nearly $700,000 versus the first quarter of 2013, as we sold three more of our BioArchive System devices versus the prior quarter and recorded revenues from the initial shipment of our AutoXpress® Platform (AXP) bagsets to Golden Meditech Holdings Limited in China as part of our new product purchase and distribution agreement,” said Matthew Plavan, Chief Executive Officer.

“We were also pleased to sign the agreement to divest the ThermoLine product line at the end of the second quarter.  We anticipate closing this transaction in the third quarter, which will mark the completion of the disposition of our non-core product lines, ThermoLine and CryoSeal. Together with the $500,000 we received at the end of the second quarter for the ThermoLine product line, these divestitures have generated a total of $3.5 million in cash with $2.5 million of that received in the last six months. In addition, our restructuring and streamlining initiatives have reduced our operating and overhead expenses by more than $2 million annually, serving our goal of creating a stronger organization more focused on our core cord blood and stem cell regenerative medicine businesses,” he added.

Plavan noted publication during the second quarter of encouraging data from the Company’s critical limb ischemia (CLI) clinical evaluation of the MXP in Naples. This is a Phase 1 study that used the MXP platform to produce cell concentrate for use in treating peripheral artery disease patients with CLI. “These were patients who were either not a candidate for surgical revascularization or had not benefited from previous revascularization procedures. At 12 months, blood flow for the patient cohort was double that prior to the infusion of the MXP-produced cell concentrate, and 10 of the 13 patients experienced improved blood flow,” he noted.

For the first six months of fiscal 2013, ThermoGenesis reported net income of $432,000, or $0.03 per diluted share, compared to a net loss of $2.5 million, or $0.15 per share, in the first six months of 2012. The results for the first six months of 2013 include a gain on sale of $2 million related to the CryoSeal transaction.

Conference Call and Webcast

Management will hold a conference call today at 2 p.m., Pacific (5 p.m., Eastern) to review the second quarter fiscal 2013 results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/company/investor-relations/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the separation, preservation and delivery of cell and tissue therapy products. These include:

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells from bone marrow aspirates in the laboratory setting.

•
The Res-Q® 60 BMC/PRP (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

This press release contains forward-looking statements.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including timing of FDA and foreign regulatory approvals, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2013, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2013.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

Financials
ThermoGenesis Corp.
Condensed Balance Sheet
(Unaudited)

	December, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$7,516,000	$7,879,000
Accounts receivable, net	5,355,000	4,558,000
Inventories	5,352,000	6,290,000
Prepaid expenses and other current assets	420,000	338,000

Total current assets	18,643,000	19,065,000

Equipment, net	1,712,000	1,652,000
Other assets	287,000	363,000

	$20,642,000	$21,080,000
Current liabilities:
Accounts payable	$1,400,000	$2,772,000
Other current liabilities	2,587,000	2,259,000

Total current liabilities	3,987,000	5,031,000

Long-term liabilities	107,000	151,000

Stockholders' equity	16,548,000	15,898,000

	$20,642,000	$21,080,000

THERMOGENESIS CORP. Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended, December 31,		Six Months Ended, December 31,
	2012	2011	2012	2011

Net revenues	$4,802,000	$4,775,000	$8,924,000	$9,634,000

Cost of revenues	2,826,000	3,071,000	5,322,000	5,931,000

Gross profit	1,976,000	1,704,000	3,602,000	3,703,000

Expenses:
Selling, general and administrative	1,820,000	1,991,000	3,616,000	4,307,000

Research and development	714,000	1,037,000	1,552,000	1,960,000

Gain on sale of product line	--	--	(2,000,000)	--

Total operating expenses	2,534,000	3,028,000	3,168,000	6,267,000

Interest and other income, net	(5,000)	46,000	(2,000)	78,000

Net income (loss)	($563,000)	($1,278,000)	$432,000	($2,486,000)

ThermoGenesis Corp.
Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended, December 31,
	2012	2011

Cash flows from operating activities:
Net income (loss)	$432,000	($2,486,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	266,000	202,000
Stock based compensation expense	272,000	621,000
Loss on disposal of equipment	7,000	--
Gain on sale of product line	(2,000,000)	--

Net change in operating assets and liabilities:
Accounts receivable, net	(797,000)	(1,018,000)
Inventories	710,000	(322,000)
Prepaid expenses and other current assets	(82,000)	130,000
Other assets	--	1,000
Accounts payable	(1,087,000)	(143,000)
Accrued payroll and related expenses	(168,000)	40,000
Deferred revenue	(135,000)	32,000
Other liabilities	87,000	(156,000)

Net cash used in operating activities	(2,495,000)	(3,099,000)

Cash flows from investing activities:
Capital expenditures	(314,000)	(481,000)
Proceeds from sale of product line	2,000,000	--
Proceeds from prepayment from sale of product line	500,000	--

Net cash provided by (used in) investing activities	2,186,000	(481,000)

Cash flows from financing activities:
Repurchase of common stock	(54,000)	--

Net cash used in financing activities	(54,000)	--
Net decrease in cash and cash equivalents	(363,000)	(3,580,000)

Cash and cash equivalents at beginning of period	7,879,000	12,309,000
Cash and cash equivalents at end of period	$7,516,000	$8,729,000